Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC. APPOINTS RENA NIGAM AS BOARD MEMBER

Jericho, NY – January 4, 2024 - Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (the “Bank”), today announced that Rena Nigam was appointed to the Boards of Directors of both the Company and the Bank, effective January 3, 2024.

Ms. Nigam has 25 years of experience in high growth global ventures as an executive, entrepreneur, and investor across publicly traded and private companies.  She started her career with an international bank’s payment division and then shifted to a financial services focused technology company.  In 2011, she co-founded a company focused on digital payments and lending products in the technology space.  In 2018, she was president of a digital transformation company.  Ms. Nigam is currently Founder and Chief Executive Officer of Meytier – a company that utilizes AI to enable and assist in the talent assessment and hiring process of potential employment candidates for over 60 companies across multiple sectors.

“Ms. Nigam’s entrepreneurial spirit and extensive experience in similar lines of business and technology deployed by our Company makes her an ideal addition to our Board of Directors,” stated Tony Coelho, Chairman of the Board.

“I am honored to join the board of a forward thinking financial institution that provides high quality services enabled by innovative technology,” said Rena Nigam, Board Member.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The Bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002 / eric.bader@esqbank.com